ERNST & YOUNG LLP                                           Phone: 617 266 2000
200 Clarendon Street                                        Fax: 617 266 5843
Boston, Massachusetts 02116-5072


To the Shareholders and Board of Directors of Franklin Mutual Series Fund, Inc.

In planning and performing our audit of the financial statements of Franklin Mutual Series Fund Inc. (comprising, respectively, Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund and Mutual Financial Services Fund) for the year ended December 31, 1997, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Franklin Mutual Series Fund Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operating, including controls for the safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 1997.

This report is intended solely for the information and use of the board of directors and management of Franklin Mutual Series Fund, Inc. and the Securities and Exchange Commission.

                                                        /s/ERNST & YOUNG LLP
                                                        Ernst & Young LLP

January 30, 1998

       Ernst & Young LLP is a member of Ernst & Young International, Ltd.